Exhibit 5.1

[OPPENHEIMER WOLFF & DONNELLY LLP LETTERHEAD]

April 26, 2013

BioSante Pharmaceuticals, Inc.

111 Barclay Boulevard

Lincolnshire, IL  60069

Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to BioSante Pharmaceuticals, Inc., a Delaware corporation (“BioSante”), in connection with the proposed issuance of up to 32,814,504 shares of BioSante’s common stock, $0.0001 par value per share (the “Shares”), in connection with the merger of merger of ANI Merger Sub, Inc., a wholly owned subsidiary of BioSante (“Merger Sub”), with and into ANIP Acquisition Company, a Delaware corporation d/b/a ANI Pharmaceuticals, Inc. (“ANI”) with ANI continuing as the surviving company and becoming a wholly owned subsidiary of BioSante (the “Merger”) pursuant to the terms of that certain Amended and Restated Agreement and Plan of Merger dated as of April 12, 2013 by and between BioSante, Merger Sub and ANI (as may be amended from time to time, the “Merger Agreement”).  The Shares are included in a registration statement on Form S-4 (as amended through the effective date thereof, the “Registration Statement”) filed by BioSante with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof.  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related joint proxy statement/prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

In acting as counsel for BioSante and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of BioSante, agreements and other instruments, certificates of officers and representatives of BioSante, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.  In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and that, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion with respect to laws other than those of the federal law of the United States of America and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the joint proxy statement/prospectus constituting part of the Registration Statement, including any amendments and supplements to the foregoing.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ OPPENHEIMER WOLFF & DONNELLY LLP